Exhibit 99.25

28 January 2022

Turkcell Iletişim Hizmetleri A.Ş (the “Company” or “Turkcell”)
Turkcell Küçükyalı Plaza, Aydınevler Mahallesi İnönü Caddesi
No:20 Küçükyalı Ofispark B Blok - Maltepe / İSTANBUL

Attention:
Board of Directors – Nomination Committee Members and Other Members of the Board of Directors
Investor Relations Department

Sent by registered mail return receipt requested and by email
bulent.aksu@turkcell.com.tr
mehmet.karatas@turkcell.com.tr
investor.relations@turkcell.com.tr

Dear Sir/Madam,

We are writing to you on behalf of IMTIS Holdings S.à r.l. (“IMTIS Holdings”), the largest independent shareholder of Turkcell, holding 435,600,000 Group B ordinary shares, corresponding to 19.8% of the total issued share capital of Turkcell.

We refer to our letter dated 4 January 2022 (the “Nomination Letter”), pursuant to which we indicated our intent to nominate each of Serdar Çetin, Uğur Bayar and Gönenç Gürkaynak, as Independent Director Candidates, and Alejandro Douglass Plater, as an Additional Director Candidate, to replace the four members who were appointed to the Board on 15 April 2021 without use of the Turkey Wealth Fund nomination or voting privileges.

Capitalised terms used but not otherwise defined herein have the same meanings given to them in the Nomination Letter.

We wish to inform you that our nomination of Uğur Bayar as an Independent Director Candidate is hereby withdrawn. In lieu of Uğur Bayar, we hereby nominate Mevhibe Canan Özsoy for appointment as an Independent Director Candidate at the next General Assembly, to hold office for a term of one year expiring on the date of the annual General Assembly meeting approving the financial statements of the Company for the fiscal year ending 31 December 2022.

Please find attached the curriculum vitae of Mevhibe Canan Özsoy and a declaration of independence submitted by Mevhibe Canan Özsoy. A detailed director questionnaire that has been filled in by Mevhibe Canan Özsoy, supporting her declaration of independence and providing detailed information on her capabilities, among other things, is also attached to this letter for your convenience.

We hereby reiterate all of our requests which were included in the Nomination Letter for Serdar Çetin, Gönenç Gürkaynak and Alejandro Douglass Plater. In addition, effective immediately, all of our requests which were included in the Nomination Letter for Uğur Bayar shall apply with respect to Mevhibe Canan Özsoy, mutatis mutandis. For the avoidance of doubt, we hereby request that:
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(i)
the independence of Mevhibe Canan Özsoy, in addition to the independence of Serdar Çetin and Gönenç Gürkaynak, be immediately assessed by the Nomination Committee of the Board in accordance with Turkcell’s articles of association and applicable law,

(ii)
the Board approve an independent candidate list comprising Serdar Çetin, Gönenç Gürkaynak and Mevhibe Canan Özsoy, and submit such list, alongside the Nomination Committee Report and the relevant Board resolution, to the CMB for approval,

(iii)
the Board take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to make effective, as promptly as practicable, the nomination and the appointment to the Board of Serdar Çetin, Gönenç Gürkaynak, Mevhibe Canan Özsoy and Alejandro Douglass Plater (collectively, the “New Director Candidates”), including by way of (a) adopting a Board resolution to convene a general assembly meeting with an agenda that will include a clear item for dismissing the Non-TWF Directors and replacing them with the New Director Candidates, in each case serving for a term of one year expiring on the date of the annual general assembly of shareholders approving the financial statements of Turkcell for the fiscal year ending 31 December 2022, and (b) preparing and disclosing the information document and any other documents that may be required to adequately and timely inform Turkcell’s shareholders of the relevant agenda items, including the identity and qualification of the New Director Candidates,

(iv)
IMTIS Holdings be informed on the status of the process described above and be immediately notified in writing of any facts or circumstances which may hinder or delay the nomination and appointment to the Board of the New Director Candidates, including any adverse opinions that may be issued by the Nomination Committee of the Board or the CMB with respect to any of Mevhibe Canan Özsoy, Serdar Çetin, or Gönenç Gürkaynak at any stage of the process.

Respectfully,

On behalf of IMTIS Holdings S.à r.l., by proxy

/s/ Begüm Durukan Özaydın
Begüm Durukan Özaydın

Enclosure:
•	Curriculum Vitae of Mevhibe Canan Özsoy
•	Director Questionnaire of Mevhibe Canan Özsoy
•	Declaration of Independence of Mevhibe Canan Özsoy

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